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                                                                      Exhibit 15

[LOGO OF DELOITTE]

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
                                                   Deloitte & Touche LLP
                                                   111S Wacker Dr
                                                   Chicago, IL 60606
                                                   USA
                                                   Tel: 312-486-1200
                                                   Fax: 312-486-1486
                                                   www.deloitte.com
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May 18, 2009

Board of Directors
Allstate Life Insurance Company
Northbrook, Illinois

We have reviewed in accordance with the standards of the Public Company Accounting Oversight Board (United States) the unaudited condensed consolidated interim financial information of Allstate Life Insurance Company and subsidiaries as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008, and have issued our report thereon, dated May 11, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

                                                        Member of
                                                        Deloitte Touche Tohmatsu